Exhibit 10.6

OnePak, Inc.

Hampshire Capital Corporation Independent Contractor Agreement

This Independent Contractor Agreement (the “Agreement”) is made and entered into, effective as of the 1st day of July, 2009, by and between Hampshire Capital Corporation, a New Hampshire corporation, with a principal place of business in New Castle, New Hampshire (“Contractor”); and OnePak, Inc., a Nevada corporation with a principal place of business in Orleans, Massachusetts (“OnePak”).

WHEREAS, Contractor has extensive experience in executive, administrative, public company management, investor relations, and corporate governance matters; and

WHEREAS, OnePak desires to receive certain consulting services in the areas of executive, administrative, public company management, investor relations, and corporate governance matters; and

WHEREAS, OnePak, wishes to engage Contractor, and Contractor wishes to be so engaged, to provide OnePak with consulting services in the areas of executive, administrative, public company management, investor relations, and corporate governance matters;

NOW, THEREFORE, in consideration of the promises, the mutual covenants, and the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, OnePak and Contractor, each intending to be legally bound, agree as follows:

1.	SERVICES

OnePak hereby retains Contractor to perform the following advisory/consulting services, and such other services as agreed to by the parties from time to time, which may be performed at locations and at times chosen in the sole discretion of the Contractor: consulting and advice concerning executive, personnel, administrative, public company management, investor relations, and corporate governance matters; (the “Services”).

2.	TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date set forth above. The term of this Agreement shall be forty-one (41) months (the “Term”). Nonetheless, it is expressly agreed that this Agreement may be terminated by OnePak immediately upon written notice for “Cause” which is defined as (a) an act of dishonesty, gross negligence, or willful misconduct with respect to OnePak on the part of Contractor or Contractor’s inability to provide the Services. If Contractor is unable to provide the Services due the lack of availability of its personnel, then OnePak shall pay the monthly fee of fifteen thousand (15,000) dollars to contractor for a period of, the lesser of the normal termination date of the contract or sixteen (16) months, plus any accrued fees and expenses.

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3.	TIME DEVOTED BY CONTRACTOR

Contractor shall provide the Services as needed and within a reasonable time following a request by OnePak and the agreement of the Contractor.

4.	COMPENSATION TO CONTRACTOR

OnePak shall pay Contractor a fee of Five Thousand (5,000) dollars, for three (3) months commencing September 1, 2009 and then Fifteen thousand (15,000) dollars per month, for thirty-six (36) months on the first day of each month commencing with December 1, 2009. Contractor may, in its sole discretion, for a period of time and in an amount, as determined in Contractor’s sole discretion, forebear on the payment of certain monthly fees, however, no such forbearance shall be interpreted as a wavier by the Contractor of OnePak’s responsibility to pay amounts due to Contractor under this Agreement in full, and OnePak shall accrue any such deferred fees on its books in accordance with generally accepted accounting practices.

a. Stock Options. In consideration of the Contractor’s Services hereunder, OnePak may also issue stock options to the Contractor as determined by Board of Directors and OnePak’s Compensation Committee.

b. Bonus. In consideration of the Contractor’s Services hereunder, OnePak may pay an annual bonus to the Contractor as determined by Board of Directors and OnePak’s Compensation Committee.

5.	INDEPENDENT CONTRACTOR

It is expressly understood that the relationship of Contractor to OnePak is that of an independent contractor. Nothing contained herein shall be construed to create an employer and employee or principal and agent relationship between OnePak and Contractor (or any of Contractor’s employees or sub-contractors). Contractor shall have sole and exclusive responsibility for the payment of all federal, state and local taxes with respect to any compensation provided by OnePak to Contractor. Contractor shall not be entitled to any benefits provided by OnePak to its employees. Contractor shall not have any authority to bind OnePak for any third party contracts or service fees without the consent of OnePak.

6.	EXPENSE REIMBURSEMENTS

OnePak shall reimburse Contractor for documented expenses incurred by Contractor in connection with the performance of its duties. Up to a maximum of one-thousand (1,000) dollars per month of such expenses may be incurred by Contractor without prior approval of OnePak. Any amount in excess of one-thousand (1,000) dollars incurred in any one month shall be subject to the prior approval of OnePak. However, if in any month less than one-thousand (1,000) dollars is incurred, the underage may be carried over to subsequent months and expended by Contractor without the prior approval of OnePak. Contractor shall give OnePak three (3) days notice of any expense that Contractor expects to incur in excess, of six-hundred (600) dollars. Any single expense in excess of $1000 must be pre-approved in writing by OnePak. All notices given under this “Expense Reimbursement” paragraph 6, herein may be given by e-mail or fax, to the e-mail addresses and fax numbers regularly used by OnePak and Contractor and shall not be subject to the “Notice” paragraph 10, g. herein. Mileage will be reimbursed at the federal government’s then current Private Owned Vehicle Mileage Reimbursement Rate. Contractor may also use air, rail, limo/car regularly used transportation services, or any less expensive methods of transportation. All expense reimbursements will be paid within fifteen (15) days after presentation by Contractor to OnePak of an invoice accompanied by documentation of the expenses covered by such invoice.

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7.	NON-COMPETITION

Contractor agrees that for the Term of this Agreement and for a period of one (i) year following expiration of the Term, or any earlier termination by OnePak for Cause in accordance with Section 2 above, that it will not, without prior written consent of OnePak, own, manage, operate or control, provide services to or consult with or for, or have a financial interest in any business which is competitive with the business of OnePak in any country in which OnePak is then doing business; provided that Contractor shall not be precluded from purchasing or owning securities of any such business if such securities are publicly traded, and provided that Contractor’s holdings do not exceed three (3) percent of the issued and outstanding securities of such business.

8.	CONFIDENTIALITY

Contractor acknowledges that it may have access to OnePak’s confidential and proprietary information. Such confidential information may include, without limitation: i) business and financial information, ii) business methods and practices, iii) technologies and technological strategies, iv) marketing strategies and v) other such information as OnePak may designate as confidential (“Confidential Information”). Contractor agrees to not disclose to any other person (unless required by law) or use for personal gain any Confidential Information at any time during or after the Agreement Term, unless OnePak grants express, written consent of such a disclosure. In addition, Contractor will use reasonable commercial efforts to prevent any such disclosure. Confidential information will not include information that is in the public domain, unless such information falls into public domain through Contractor’s unauthorized actions.

9.	INDEMNIFICATION

OnePak shall indemnify and hold Contractor harmless from and against any and all liabilities incurred by Contractor under Canadian law, the U.S. Securities Act of 1933, as amended (the “Act”), the various provincial and state securities acts, or otherwise, insofar as such liabilities arise out of or are based upon (i) any material misstatement or omission contained in any offering documents provided by OnePak, or (ii) any intentional actions by OnePak, direct or indirect, in connection with any offering by OnePak, in violation of any applicable Canadian, U.S. federal or provincial or state securities laws or regulations. Furthermore, OnePak agrees to reimburse Contractor for all reasonable legal or other expenses incurred by Contractor in connection with investigating or defending any action, proceeding, investigation, or claim in connection herewith. The indemnity obligations of OnePak under this paragraph shall extend to the shareholders, directors, officers, employees, agents, and control persons of Contractor.

Contractor shall indemnify and hold OnePak harmless from and against any and all liabilities incurred by OnePak under Canadian laws, the Act, the various provincial and state securities acts, or otherwise, insofar as such liabilities arise out of or are based upon (i) any actions by Contractor, its officers, employees, agents, or control persons, direct or indirect, in connection with any offering by OnePak, or (ii) any breach of this Agreement by Contractor. Furthermore, Contractor agrees to reimburse OnePak for all reasonable legal or other expenses incurred by OnePak in connection with investigating or defending any action, proceeding, investigation, or claim in connection herewith. The indemnity obligations of Contractor under this paragraph shall extend to the shareholders, directors, officers, employees, agents, and control persons of OnePak.

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The indemnity obligations of the parties under this paragraph 9 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of OnePak, the Contractor, and any other such persons or entities mentioned hereinabove.

10.	MISCELLANEOUS

a. Attorney’s Fees. If either party files any action or brings any proceeding against the other arising out of or relating to this Agreement, then the prevailing party shall be entitled to its reasonable, as determined by the court, but not to exceed the actual attorneys’ fees and costs incurred in any such litigation.

b. Waiver. No waiver by a party of any provision of this Agreement shall be considered a waiver of any other provision or any subsequent breach of the same or any other provision. The exercise by a party of any remedy provided in this Agreement or at law shall not prevent the exercise by that party of any other remedy provided in this Agreement or at law.

c. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and no assignment shall be allowed without first obtaining the written consent of the non-assigning party.

d. Severability. If any condition or covenant herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way effect the other covenants and conditions contained herein.

e. Amendment. This Agreement may be amended only by a written agreement executed by all parties hereto and delivered in accordance with the notice provisions contained in paragraph 10 (g) herein.

f. Headings. Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against either party because that party or his legal representative drafted such provision.

g. Notice. All written notices, demands, or requests of any kind, which either party may be required or desired to serve on the other in connection with this Agreement, must be served by registered or certified mail, with postage prepaid and return receipt requested. In lieu of mailing, either party may cause delivery of such notice, demands and requests to be made by personal service, facsimile transmission, or e-mail message, provided that acknowledgment of receipt is made and an original of such notice is delivered by mailing via normal United States Postal Service mail or by courier. Notice shall be deemed given upon personal delivery or receipt of facsimile transmission, e-mail message, or ten (10) business days after delivery by mail or courier. All such notices, demands, and requests shall be delivered as follows:

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If to OnePak:	Steven V. Andon, President OnePak, Inc. 56 Main Street, Second Floor Orleans, MA 02653 Fax: (781) 998-0335

With a copy to:	Thomas M. Ciampa, Esq. Ciampa & Associates 20 Park Plaza, Suite 804 Boston, MA 02116 Fax: (617) 423-4855

If to Contractor:	Mr. Philip G. Baker, President Hampshire Capital Corporation P.O. Box 178, 9 Wild Rose Lane New Castle, NH 03854 Fax: (603)431-1415

With copies to:

Mr. John P. Baker, Director

Hampshire Capital Corporation

c/o DTG Operations

3270 #400-128 Arena Blvd

Sacramento CA 95834

Fax: (916) 646-8770

Stanley A. Twarog, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617)542-2241

h. Entire Agreement. This Agreement contains all of the representations, warranties and the entire understanding and agreement between the parties. Correspondence, memoranda, or agreements, whether written or oral, originating before the date of this Agreement are replaced in total by this Agreement.

i. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but if all of which together shall constitute one and the same agreement. Facsimile signatures shall not be valid.

j. Governing Law and Venue. This Agreement has been deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts (except conflicts of law provisions). The parries agree to the exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts to resolve any and all claims arising out of, or relating in any way to, the enforcement of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have placed their signatures hereon on this              10th              day of August, 2009

OnePak, Inc.	Hampshire Capital Corporation

By: Steven V. Andon, President, Duly authorized	By: Philip G. Baker, President, Duly authorized

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